Exhibit 99.2

November 2, 2026

Fellow Calix stockholders:

We delivered record revenue of $301.7 million in the third quarter of 2026, representing 3% sequential growth and 14% year-over-year growth. Software and service revenue grew to a record $51.9 million, up 3% sequentially and 19% year-over-year, and non-GAAP software and service gross margin reached a record of 67.2%. Non-GAAP gross margin of 53.5%, finished at the top of our guidance range, with memory surcharges partially offsetting higher component costs, while net income per diluted common share was near the high end of guidance. Based on the midpoint of our fourth-quarter 2026 revenue guidance, we expect full-year 2026 revenue growth of approximately 19%, at the higher end of the 15% to 20% range we set at the beginning of the year.

We continued to prioritize continuity of supply for our customers, increasing component and finished goods inventory by $14.6 million, and generated free cash flow of $3.4 million. We returned $50.0 million to stockholders through the repurchase of 1.4 million shares in the quarter, bringing year-to-date repurchases to 6.3 million shares for $290.2 million. In October 2026, our Board increased our stock repurchase authorization by an additional $100 million.

The third quarter marked our shift from AI enablement to AI execution. With every Calix Cloud customer live on our AI-native Calix One platform since March 2026, customers are putting agents and workflows to work alongside their teams. Calix One contracts signed in the third quarter of 2026 more than doubled from the previous quarter, and remaining performance obligations (RPOs) reached a record $395.7 million, up 2% sequentially and 12% year-over-year.

The momentum with Calix One continues into the fourth quarter, especially on the back of ConneXions where we showed customers what comes next:
•AI Control Center gives every team one secure workspace to direct AI
•Agentic workflows expand across marketing, service and operations
•Subscriber Agent in the CommandIQ mobile app
•The public release of our Communications Language Model (CLM), the foundation for Calix Gems, the specialized open-weight models we plan to introduce in 2027

We built Calix One for this moment, deliberately slowing the pace of new capabilities while we built the trust, security and predictable economics that our customers require. With the platform in place, we plan to deliver more capabilities to customers in 2027 than in 2025 and 2026 combined, with R&D investment flat to down from 2026. That potentially represents approximately 30% more capabilities per R&D dollar than in 2024, our previous peak year.

At ConneXions, we shared an example of a capability that our team had scoped at 15 person-months was delivered in three using our AI, our new processes and Calix One. Each new capability is designed to give customers another way to win subscribers, grow revenue and lower costs, which in turn grows Calix revenue.

One benefit of our platform model is to quickly extend into new markets. Calix One lets customers enter new segments without building a new technology stack or operating model such as SmartMDU or SmartBiz, while enabling our teams to land new customers such as Managed Services Providers and global Tier 1 providers. In October 2026, we expanded SmartMDU and launched our GigaPro managed switches, giving customers one platform to serve apartment communities and small businesses as well as homes. We landed 14 new service provider customers in the quarter and continued to expand the platform within larger providers. A good example of that is our SmartLife applications are now available on prplOS-based devices (an open gateway ecosystem), so global providers can offer our subscriber experiences on the gateways of their choice.

Inside Calix, we are optimizing our own enterprise with the same discipline. We are deploying human-centric AI across our business, utilizing the AI capabilities of our strategic enterprise partners rather than building our own, so our engineering capacity stays focused on customers, and improving our operating leverage. Non-GAAP operating expenses were $124.0 million, or 41% of revenue, down from 42% last quarter, even as we continued to invest in Calix One and customer success.

Calix One: Examples of AI Enablement to Execution

Calix One pairs agentic workflows with human teams to help customers acquire new subscribers, grow revenue from existing subscribers, reduce churn and operate more efficiently across residential, business, municipal and MDU markets. Customers are now turning platform adoption into measurable outcomes. Examples shared at ConneXions and in recent announcements include:

•Chariton Valley chose Calix Agent Workforce to build on its Net Promoter Score of 88, after reducing operating costs by nearly $500,000 year to date, accelerating subscriber activation by 80% and resolving nearly 65% of service tickets remotely.
•ALLO Communications demonstrated how an operations agent reduced the time required to understand an intermittent subscriber issue from approximately 15 minutes to 30 seconds.
•Wecom Fiber shared how approximately 80% of its orders now flow from customer checkout to the technician without human intervention, allowing it to scale without a corresponding increase in overhead.
•Tri-Co Go expanded its platform use with ProtectIQ and Wi-Fi 7, increasing revenue per subscriber by approximately $0.75 within five months, while its 4-gig offering reached approximately 11% adoption against a 5% target.

Expanding Our Markets with the Platform

Every new capability we add to Calix One is available to our entire customer base, which supports customers expanding into new segments quickly and profitably:

•Blue Stream Fiber uses SmartMDU to deliver a differentiated resident experience across its communities, with a 4.99 out of 5 resident satisfaction rating and a 99.5% renewal rate.
•Alaska Communications increased SmartBiz adoption by 193% after bundling managed Wi-Fi into its small business plans.
•BBT grew small business revenue per subscriber 13% in nine months with SmartBiz, after increasing residential revenue per subscriber 20% year-over-year.

Together with our private cloud and sovereign geography capabilities on Google Cloud, these extensions position Calix One for MDU, business, international and large service provider opportunities, while deepening our commitment to our core customers.

The Calix Difference: A Human-Centric Culture Built for Innovation

AI creates value only when companies transform with it, and that requires strong organizations, leadership and culture. We are transforming Calix the same way we help our customers transform: by reimagining how work gets done and pairing AI with the judgment, creativity and accountability of our people. Our third-quarter of 2026 execution and continued recognition for culture and innovation reflect the strength of that foundation. In the third quarter of 2026, we earned 12 awards, including:

•Business Insider named Calix one of "America's Most Innovative Businesses"
•CODiE Awards recognized Calix Service Cloud as "Best Customer Service Solution"
•Broadband Communities selected SmartMDU as "Multifamily Technology Partner of the Year"
•Internet Telephony recognized the Calix Partner Community for "Channel Program Excellence"

Our leadership team continues to align our strategy and investments with our customers' success, which fuels our long-term financial performance through four objectives:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Ongoing predictability

We went slow to go fast. With record results, our customers at the front of AI, a platform designed to make specialized open-weight AI trusted, secure and predictable while opening new markets, and a more productive Calix, now we go fast.

Third Quarter 2026 Financial Results

	GAAP	Non-GAAP	Guidance Non-GAAP [1]
Revenue	$301.7m	$301.7m	$301m – $307m
Gross margin	53.3%	53.5%[2]	50.5% – 53.5%
Operating expenses	$144.2m	$124.0m2	$123.5m – $125.5m
Net income per diluted common share	$0.16	$0.44[2]	$0.37 – $0.45

[1]	Non-GAAP guidance provided on July 20, 2026.
[2]	Non-GAAP excludes stock-based compensation, net of the effect for income taxes. See GAAP to non-GAAP reconciliations beginning on page 16.

For the third quarter of 2026, revenue was $301.7 million, representing an increase of 3% from the prior quarter and an increase of 14% compared with the same quarter a year ago. We saw continued strong and broad-based demand from our customers during the quarter with one customer representing 11% of total revenue.

U.S. revenue was 95% of revenue for the third quarter of 2026, consistent with the prior quarter, and up from 94% for the year-ago quarter. U.S. revenue increased 4% sequentially and increased 15% compared with the year-ago quarter. International revenue was 5% of revenue in the third quarter of 2026, down 11% sequentially and down 14% compared with the year-ago period.

GAAP gross margin for the third quarter of 2026 was 53.3%, a decrease of 130 basis points sequentially and 400 basis points year-over-year. Excluding stock-based compensation, non-GAAP gross margin for the third quarter of 2026 was 53.5%, a decrease of 130 basis points sequentially and 420 basis points from the year-ago period. The sequential gross margin decline primarily reflected higher memory component costs, which were partially offset by memory surcharges and an increase in software and service gross margin. The goal of our memory surcharge program is to partner with our customers for cost recovery only. This means over time the incremental memory costs are expected to be neutral to gross profit; however, they will still be a headwind to gross margin.

Software revenue includes AXOS software licenses, which are recognized as delivered, and our SaaS offerings of Calix One (Agent Workforce Cloud and SmartLife™), which are recognized ratably over the service period. Service revenue includes customer success, support and warranty, which are recognized ratably over the service period, and professional services, which are recognized as delivered. Our software enables customers to benefit from the power of data-driven insights and improve their average revenue per user at higher margins with the greatest levels of subscriber satisfaction to drive best-in-class Net Promoter Scores℠. Our SmartLife™ managed services include: SmartHome™ (which includes Bark®, Wi-FiIQ, CommandIQ®, ProtectIQ®, ExperienceIQ®, HomeOfficeIQ™, ScamWatchIQ™ and ScamPRO™), SmartBiz™, SmartMDU™ and SmartTown®.
During the third quarter of 2026, software and service revenue was a record $51.9 million, an increase of 3% sequentially and 19% compared with the year-ago quarter. Sparked by Calix One, the sequential and year-over-year increases related to continued strong subscriber additions by our customers and the upsell of SmartLife managed services.

GAAP software and service gross margin in the third quarter of 2026 was 66.3%, representing increases of 330 basis points sequentially and 300 basis points from the year-ago period. Excluding stock-based compensation, non-GAAP software and service gross margin was 67.2%, representing increases of 340 basis points sequentially and 200 basis points from the year-ago period. The sequential improvement was driven by demand for Calix One, subscriber growth and continued optimization of our third-

generation platform. As we continue to optimize the new cloud environment and add incremental revenue, software and service gross margin will continue to expand.

Remaining Performance Obligations
3Q25 ~ 3Q26
$400M
$350M
$300M
$250M
$200M
$150M
$100M
$50M
$0M
3Q25
4Q25
1Q26
2Q26
3Q26
Current
Long-term

RPOs result from long-term commitments made by our customers and consist mainly of Calix Cloud, SmartLife managed services, extended warranties and support/maintenance agreements and exclude AXOS software licenses, month-to-month usage-based models and true-ups to actual usage from minimum commitments. These minimum commitments generally have a three-year term at signing.

In the third quarter of 2026, in connection with our Customer Supply Assurance Program, non-cancellable appliance orders became part of RPOs. We made the decision to avoid the distortion of this key metric by electing a practical expedient to eliminate the value of RPOs for contracts with a duration of one year or less. As part of that, the value of software and service contracts with original terms of one year or less, totaling $6.0 million, were also excluded, those having been included in prior periods. Without giving effect to this change, RPOs would have grown sequentially by 4% and year-over-year by 13%; and current RPOs would have increased sequentially by 1% and year-over-year by 17%. After giving effect to this change, RPOs were still a record $395.7 million, an increase of $9.3 million, or 2%, from the prior quarter and an increase of $41.1 million, or 12%, from the same quarter a year ago. Current RPOs were $158.5 million, down $3.6 million, or 2%, from the prior quarter and up $17.8 million, or 13%, from the year-ago quarter. The growth in RPO reflects continued customer commitments to our platform. As customers add subscribers more quickly by adopting agentic workflows and realizing the value of Calix One, we expect RPOs to grow at an accelerated pace. The timing and rate of growth will depend on customer adoption, subscriber growth and contract timing.

During the third quarter of 2026, appliance revenue, which includes our Access Edge, Experience Edge appliances and related optics, was a record $249.8 million, a 3% increase sequentially and a 13% increase compared with the year-ago quarter on continued adoption of our platform. Our customers that adopt our appliance-based platform can quickly pivot toward improving the subscriber experience, thereby enabling them to improve their average revenue per user at higher margins with the greatest levels of subscriber satisfaction.

Appliance gross margin in the third quarter of 2026 on a GAAP and non-GAAP basis was 50.6% and 50.7%, respectively, representing decreases of 220 basis points sequentially and 550 basis points from the year-ago period. The sequential and year-over-year decreases primarily reflect a rapid, industry-wide rise in memory costs due to the demand from the building of AI data centers, which is also pressuring the broader supply chain. In this challenging supply environment, we have prioritized continuity of supply over cost to support customer demand and platform deployment as we maintain an aggressive footprint-expansion strategy. To address the higher memory costs, we have partnered with our customers to implement memory surcharges, intended to offset incremental memory costs over time, although the amount and timing of recovery may vary. We believe this approach is the best way to balance supply availability, customer relationships and continued platform expansion, just like we did during COVID-19.

Our human-centric AI initiatives will contribute to improved productivity within Calix, which will help us to achieve greater operating leverage over time, subject to the pace of implementation and continued investment. Our GAAP and non-GAAP operating expenses for the third quarter of 2026 were $144.2 million (48% of revenue) and $124.0 million (41% of revenue), respectively. GAAP operating expenses increased by $5.9 million sequentially primarily due to stock-based compensation, and non-GAAP operating expenses increased by $1.8 million sequentially, but decreased as a percentage of revenue, reflecting expense discipline and initial productivity benefits from our human-centric AI investments.

Compared with the year-ago quarter, GAAP operating expenses increased by $9.6 million, and non-GAAP operating expenses increased by $9.2 million primarily related to increased investments in platform innovation. Non-GAAP sales and marketing investments were 19% of revenue, which was in line with our Target Financial Model range of 18% to 20%. Non-GAAP research and development investments were 30% of gross profit, above our Target Financial Model of 29%. Non-GAAP general and administrative investments were 6% of revenue, which is below our Target Financial Model of 7%.

Net Income, 3Q25 ~ 3Q26
$35M
$25M
$15M
$5M
-$5M
3Q25
4Q25
1Q26
2Q26
3Q26
GAAP Net Income
Non-GAAP Net Income

Our GAAP net income was $10.2 million for the third quarter of 2026, a decrease of $6.9 million sequentially and $5.4 million from the year-ago period. Third-quarter of 2026 GAAP net income included stock-based compensation of $21.0 million compared with $16.7 million in the prior quarter. Excluding stock-based compensation, our non-GAAP net income was $28.5 million, a decrease of $2.1 million from both the prior quarter and the year-ago quarter, primarily reflecting lower appliance gross margin resulting from higher memory costs.

Balance Sheet and Cash Flow

Our balance sheet remains strong. Days sales outstanding (DSO) was 38 days for the third quarter of 2026, down 4 days sequentially this quarter and up 8 days year-over-year. Our Target Financial Model for DSO remains between 35 and 45 days. Inventory turns were 2.8, up from 2.7 in the prior quarter, down from 3.8 a year ago and below our Target Financial Model of 3 to 4 turns. The year-over-year decrease in inventory turns represents investments in inventory to support robust customer demand and to mitigate supply chain risk. Days payable outstanding (DPO) at the end of the third quarter was 44 days, down 10 days from the prior quarter and up 26 days from the year-ago quarter reflecting our investment in inventory. Our Target Financial Model for DPO is between 25 and 35 days. Our cash conversion cycle was 126 days, up from 122 days in the prior quarter and up from 108 days in the year-ago quarter. Our Target Financial Model for our cash conversion cycle remains between 100 and 130 days.

Cash Flow, 3Q25 ~ 3Q26
$50M
$45M
$40M
$35M
$30M
$25M
$20M
$15M
$10M
$5M
$0M
3Q25
4Q25
1Q26
2Q26
3Q26
Operating Cash Flow
Free Cash Flow

We ended the third quarter of 2026 with cash and investments of $154.8 million, a sequential decrease of $39.5 million. The decrease was primarily due to the repurchase of common stock of $50.0 million in addition to capital expenditures of $2.9 million partially offset by quarterly operating cash inflows of $6.3 million and proceeds from equity-based employee benefit plans of $7.2 million. We continue to expect both operating and free cash flow to remain positive even as we continue to make inventory investments.

In October 2026, we increased our stock repurchase authorization by $100 million, increasing the remaining repurchase authorization to $144 million as of the date of this letter.

Fourth Quarter 2026 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$311m – $317m	$311m – $317m
Gross margin	52.25% – 54.75%[1]	52.0% – 54.5%
Operating expenses	$129.5m – $131.5m1	$149.5m – $151.5m
Net income per diluted common share[2]	$0.41 – $0.49[1]	$0.17 – $0.25

[1]	Non-GAAP excludes stock-based compensation, net of the effect for income tax. See the GAAP to non-GAAP reconciliation on page 18.
[2]	Based on 63.4 million weighted-average diluted common shares outstanding.

Our guidance for the fourth quarter of 2026, ending December 31, 2026, reflects our expectations as of the date of this letter.

Our revenue guidance for the fourth quarter of 2026 is for revenue to be between $311 million and $317 million, up 4% (at the midpoint) from the prior quarter and resulting in full-year 2026 revenue growth of approximately 19%, at the higher end of our 15% to 20% growth expectations provided at the beginning of the year. This outlook reflects the demand and visibility we are seeing across our customer base and the expected revenue impact from memory surcharges intended to partially offset memory cost increases.

Non-GAAP gross margin guidance of 52.25% to 54.75% for the fourth quarter represents the same level at the midpoint as the prior quarter. The gross margin guidance primarily reflects continued increases in memory component costs, which we expect surcharges to be partially offset by surcharges to a greater degree than in the prior quarter and, to a lesser extent, by customer and product mix.

Our non-GAAP operating expense guidance for the fourth quarter of 2026 of $129.5 million to $131.5 million reflects investments related to our annual ConneXions customer and innovation conference and five additional days in the quarter, partially offset by anticipated productivity benefits.

We continue to expect our non-GAAP effective income tax rate for 2026 will be in a range of 23% to 25%.

Summary

The Calix team enters the next phase of growth with our AI-native platform live across our customer base and customers moving from AI enablement to execution. Our approach is simple: when our customers win, we win. With support from our Customer Success organization, customers use Calix One to add subscribers, grow revenue per subscriber, enter new markets and lower operating costs. Their growth expands our opportunity, while broader platform adoption creates additional revenue opportunities for Calix. This is the foundation of our land-and-expand model: earning more of our customers’ business by helping them build more successful businesses.

We are a leader in broadband’s shift to open-weight, specialized AI, from the Calix Communications Language Model released in October 2026 to the Calix Gems planned for 2027. Calix One is designed to make AI trusted, and secure with predictable economics, while insight from more than 5 billion annual workflows guides the agents and workflows we build to deliver customer value.

Alongside deeper adoption by existing customers, we are focused on extending our platform to international customers, large service providers and managed service providers serving MDU; and in 2027, we intend to extend that focus to hospitality markets. This extends our customer-success model into new geographies and customer segments, broadening our growth opportunity while building on our commitment to our core customers.

In parallel, we are transforming Calix with human-centric AI designed to amplify our teams, improve productivity and generate operating leverage.

Our growth remains grounded in three consistent objectives:

•Winning new subscribers: Helping our Service Provider customers differentiate through our platform, cloud and managed services.
•Growing existing subscriber revenue while reducing churn: Helping customers adopt more of the platform to deliver differentiated experiences, lower costs and build loyalty.
•Adding new customers: Extending our platform to new geographies and Service Provider and non-service provider segments by helping more customers transform operations, accelerate differentiation and compete to win.

We continue to target 15% annual growth over the long term and seek to expand operating margin toward our goal of 20%, supporting strong free cash flow growth. We intend to return a meaningful portion of that free cash flow to stockholders through continued, disciplined share repurchases. Our path to these goals is to earn more of our customers’ business by creating more value, while platform scale and productivity strengthen the returns we earn from serving them.

We appreciate the continued support of our customers, employees, partners, vendors and stockholders. Our conviction is clear: stronger customer businesses and long-term stockholder value are mutually reinforcing. We earn our growth by helping our customers achieve theirs.

Sincerely,

Michael Weening President and CEO	Cory Sindelar CFO

Conference Call

In conjunction with this announcement, Calix will host a conference call tomorrow, November 3, 2026, at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time to answer questions regarding our third quarter 2026 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at https://investor-relations.calix.com/.

Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.) ID# 13762957.

The conference call and webcasts will include forward-looking information.

Investor Inquiries
Nancy Fazioli
VP, Investor Relations
InvestorRelations@calix.com
(669) 308-3901

About Calix

Calix, Inc. (NYSE: CALX) is an AI platform company that enables service providers to transform their operations and accelerate delivery of differentiated experiences—so they can compete and win in the markets and communities they serve.

Through the AI-native Calix One platform, service providers can securely and privately activate agentic-AI alongside their human teams to acquire new subscribers, grow existing subscriber revenue, and build loyalty across residential, business, municipal, and MDU markets. More than 1,200 customers of all sizes leverage the Calix One platform, which has evolved over 15 years at an investment of more than $2 billion.

Calix innovation cycles are underpinned by a strong financial balance sheet and a people first culture that routinely earns broad industry recognition—winning 81 culture and innovation awards since 2025 alone, as well as Fortune’s 100 Best Companies to Work For® in 2026.

Forward-Looking Statements

Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, impact from U.S. tariffs and trade policies (and uncertainty related to the enforceability thereof), potential customer or market opportunities, growth and future opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, anticipated government funding, programs and proposals, expected customer and product mix or anticipated adoption or deployment of our appliances, platform, cloud or managed services, implementation of agentic AI, industry, market and customer trends, opportunities with existing and prospective customers, the timing of BEAD shipments, free cash flow and liquidity, inventory levels, continuation of our stock repurchase program and future financial performance (including the outlook for the fourth quarter of 2026, full year and future periods and our Target Financial Model). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, U.S. and foreign tariffs, changes and disruptions in the market and industry, availability of capital in the market, potential for growth in our business driven by government funds, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our appliances, platform, cloud or managed services, our ability to grow our customer base, our ability to implement agentic AI across our platform to scale our customer success team and our customers’ success, fluctuations in costs associated with our appliances and services including higher costs, including memory component costs, the extent to which customer surcharges may offset those costs, customer acceptance of such surcharges and the impact of any such surcharges on customer demand, purchasing patterns and relationships, dependence on third-parties for production and resource management associated with our global supply chain that may cause delays in production, changes in inventory levels, inventory write-offs or component liabilities, cost overruns, disruptions in global trade and relations, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.  http://www.sec.gov/

Use of Non-GAAP Financial Information

The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP sales and marketing investments, non-GAAP research and development investments, non-GAAP general and administrative investments, non-GAAP effective income tax rate, non-GAAP net income or profitability, non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they exclude non-cash stock-based compensation and intangible asset amortization and the impact from changes in income taxes, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Income Statements
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 26,	September 27,	September 26,	September 27,
	2026	2025	2026	2025

Revenue:
Appliance	$249,776	$221,967	$725,402	$599,836
Software and service	51,936	43,470	149,623	127,725
Total revenue	301,712	265,437	875,025	727,561
Cost of revenue:
Appliance	123,459	97,474	337,092	270,493
Software and service	17,484	15,953	57,744	46,055
Total cost of revenue	140,943	113,427	394,836	316,548
Gross profit	160,769	152,010	480,189	411,013
Operating expenses:
Sales and marketing	63,551	60,257	189,375	181,969
Research and development	54,067	47,055	161,467	136,822
General and administrative	26,598	27,293	78,229	80,507
Total operating expenses	144,216	134,605	429,071	399,298
Operating income	16,553	17,405	51,118	11,715
Interest income and other expense, net:
Interest income	1,758	3,264	6,566	9,510
Other expense, net	(248)	(335)	(794)	(454)
Total interest income and other expense, net	1,510	2,929	5,772	9,056
Income before income taxes	18,063	20,334	56,890	20,771
Income taxes	7,845	4,676	18,351	10,099
Net income	$10,218	$15,658	$38,539	$10,672
Net income per common share:
Basic	$0.16	$0.24	$0.60	$0.16
Diluted	$0.16	$0.22	$0.58	$0.15
Weighted average number of shares used to compute net income per common share:
Basic	62,751	65,753	63,960	65,771
Diluted	64,447	69,789	66,110	68,973

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 26,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$55,890	$143,086
Marketable securities	98,870	245,018
Accounts receivable, net	127,482	99,367
Inventory	187,865	133,737
Prepaid expenses and other current assets	90,441	70,345
Total current assets	560,548	691,553
Property and equipment, net	35,358	37,812
Right-of-use operating leases	16,324	14,665
Deferred tax assets	156,816	165,636
Goodwill	116,175	116,175
Other assets	33,412	32,681
	$918,633	$1,058,522
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,631	$41,523
Accrued liabilities	90,587	91,339
Deferred revenue	30,973	30,386
Total current liabilities	184,191	163,248
Long-term portion of deferred revenue	19,032	19,890
Operating leases	14,212	12,756
Other long-term liabilities	3,507	3,409
Total liabilities	220,942	199,303
Stockholders’ equity:
Common stock	1,545	1,678
Additional paid-in capital	1,031,173	1,230,191
Accumulated other comprehensive loss	(1,324)	(408)
Accumulated deficit	(333,703)	(372,242)
Total stockholders’ equity	697,691	859,219
	$918,633	$1,058,522

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended
	September 26,	September 27,
	2026	2025
Operating activities:
Net income	$38,539	$10,672
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	58,274	65,976
Depreciation and amortization	13,247	13,310
Deferred income taxes	9,361	8,778
Net accretion of available-for-sale securities	(906)	(3,001)
Changes in operating assets and liabilities:
Accounts receivable, net	(28,115)	(8,144)
Inventory	(54,128)	(5,255)
Prepaid expenses and other assets	(22,659)	11,297
Accounts payable	21,107	(71)
Accrued liabilities	1,698	(5,936)
Deferred revenue	(271)	(3,702)
Other long-term liabilities	1,301	4,983
Net cash provided by operating activities	37,448	88,907
Investing activities:
Purchases of property and equipment	(15,572)	(13,670)
Purchases of marketable securities	(31,749)	(166,936)
Sales of marketable securities	81,314	11,362
Maturities of marketable securities	96,301	168,350
Net cash provided by (used in) investing activities	130,294	(894)
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	35,302	40,821
Repurchases of common stock	(290,227)	(77,010)
Net cash used in financing activities	(254,925)	(36,189)
Effect of exchange rate changes on cash and cash equivalents	(13)	26
Net increase (decrease) in cash and cash equivalents	(87,196)	51,850
Cash and cash equivalents at beginning of period	143,086	43,162
Cash and cash equivalents at end of period	$55,890	$95,012

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Gross Margin
(Unaudited)
	Three Months Ended
	September 26, 2026			June 27, 2026			March 28, 2026			December 31, 2025			September 27, 2025
	Appliance	Software and Service	Total	Appliance	Software and Service	Total	Appliance	Software and Service	Total	Appliance	Software and Service	Total	Appliance	Software and Service	Total
GAAP gross margin	50.6%	66.3%	53.3%	52.8%	63.0%	54.6%	57.4%	54.3%	56.9%	57.2%	60.2%	57.7%	56.1%	63.3%	57.3%
Adjustments to GAAP:
Stock-based compensation	0.1	0.9	0.2	0.1	0.8	0.2	0.1	1.4	0.3	0.2	1.1	0.3	0.1	1.0	0.3
Intangible asset amortization	—	—	—	—	—	—	—	—	—	—	—	—	—	0.9	0.1
Non-GAAP gross margin	50.7%	67.2%	53.5%	52.9%	63.8%	54.8%	57.5%	55.7%	57.2%	57.4%	61.3%	58.0%	56.2%	65.2%	57.7%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)
	Three Months Ended
	September 26,	June 27,	March 28,	December 31,	September 27,
	2026	2026	2026	2025	2025
GAAP operating expenses:
Sales and marketing	$63,551	$62,338	$63,486	$66,667	$60,257
Research and development	54,067	52,754	54,646	53,534	47,055
General and administrative	26,598	23,183	28,448	27,827	27,293
	144,216	138,275	146,580	148,028	134,605
Stock-based compensation:
Sales and marketing	(6,971)	(5,631)	(6,649)	(7,059)	(6,158)
Research and development	(5,574)	(5,253)	(5,889)	(6,400)	(5,965)
General and administrative	(7,700)	(5,172)	(7,172)	(7,782)	(7,742)
	(20,245)	(16,056)	(19,710)	(21,241)	(19,865)

Non-GAAP operating expenses:
Sales and marketing	56,580	56,707	56,837	59,608	54,099
Research and development	48,493	47,501	48,757	47,134	41,090
General and administrative	18,898	18,011	21,276	20,045	19,551
	$123,971	$122,219	$126,870	$126,787	$114,740

Calix, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(Unaudited, in thousands)
	Three Months Ended
	September 26,	June 27,	March 28,	December 31,	September 27,
	2026	2026	2026	2025	2025
GAAP net income	$10,218	$17,111	$11,210	$7,212	$15,658
Adjustments to GAAP amount:
Stock-based compensation	20,978	16,690	20,605	22,012	20,618
Intangible asset amortization	—	—	—	—	381
Income tax effect of non-GAAP adjustments	(2,696)	(3,184)	(4,579)	(1,959)	(6,071)
Non-GAAP net income	$28,500	$30,617	$27,236	$27,265	$30,586

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)
	Three Months Ended
	September 26,	June 27,	March 28,	December 31,	September 27,
	2026	2026	2026	2025	2025
Net cash provided by operating activities	$6,302	$16,512	$14,634	$46,046	$32,314
Purchases of property and equipment	(2,874)	(4,580)	(8,118)	(5,765)	(5,625)
Non-GAAP free cash flow	$3,428	$11,932	$6,516	$40,281	$26,689

Calix, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income Per Diluted Common Share[1]
(Unaudited)
Three Months Ended September 26, 2026
GAAP net income per diluted common share	$0.16
Adjustment to GAAP amount:
Stock-based compensation, net of income taxes	0.28
Non-GAAP net income per diluted common share	$0.44

[1]	Based on 64.4 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending December 31, 2026
	GAAP	Stock-Based Compensation	Non-GAAP
Gross margin	52.0% - 54.5%	0.25%	52.25% - 54.75%
Operating expenses	$149,500 - $151,500	$(20,000)	$129,500 - $131,500
Net income per diluted common share[1]	$0.17 - $0.25	$0.24 [2]	$0.41 - $0.49

[1]	Based on 63.4 million weighted-average diluted common shares outstanding.
[2]	Net of income taxes.